EXHIBIT 16.2

March 20, 2003

United States Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

To Whom It May Concern:

We have read the information contained under the caption "Experts" contained in Amendment No. 3 to Form SB-2 of Ardent Mines Limited, and are in agreement with the statements contained therein as they relate to the appointment and subsequent dismissal of our firm. We have no basis to agree or disagree with other statements contained in the Amendment No. 3 to Form SB-2.

Very truly yours,

/s/ "Manning Elliott"
MANNING ELLIOTT
Chartered Accountants